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FOR IMMEDIATE RELEASE                        Contacts:  Richard S. Kolodny
                                             Vice President,
GRAHAM-FIELD HEALTH PRODUCTS, INC.           General Counsel

400 RABRO DRIVE EAST                         Gary M. Jacobs
                                             Vice President, Finance
HAUPPAUGE, NEW YORK   11788                  Chief Financial Officer

                                             (516) 582-5900

                       GRAHAM-FIELD HEALTH PRODUCTS, INC.
                 ACQUIRES EVEREST & JENNINGS INTERNATIONAL LTD.



HAUPPAUGE, NEW YORK, November 27, 1996--Graham-Field Health Products, Inc. (NYSE-GFI), a manufacturer and supplier of healthcare products, announced that it has acquired Everest & Jennings International Ltd. under the terms of the Agreement and Plan of Merger previously disclosed on September 3, 1996. As a result of the merger, Everest & Jennings has become a wholly-owned subsidiary of Graham-Field. Under the terms of the merger, the stockholders of Everest & Jennings will receive one share of Graham-Field common stock for each 2.857 shares of the common stock of Everest & Jennings. Immediately prior to the merger, there were 7,196,565 shares of Everest & Jennings common stock outstanding.

In connection with the merger, BIL (Far East Holdings) Limited has purchased for cash 1,922,242 additional shares of Graham-Field common stock, valued at $13 per share, the proceeds of which will be used by Graham-Field to repay all debt of Everest & Jennings in the amount of $24,989,151 to Hong Kong and Shanghai Banking Corporation Limited. In addition, Graham-

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Field has issued to BIL $61 million of a new Series B Cumulative Convertible
Preferred Stock in exchange for indebtedness of Everest & Jennings owing to BIL and shares of Everest & Jennings preferred stock owned by BIL. As part of the transaction, BIL purchased for cash $10 million of a new Series C Cumulative Convertible Preferred Stock, the proceeds of which will be available to Graham-Field for general corporate purposes. In addition, certain indebtedness in the amount of $4 million owing by Graham-Field to BIL will be exchanged for a $4 million unsecured subordinated promissory note of Graham-Field which will mature on April 1, 2001 and will bear interest at an effective rate of 7.7% per annum.

The Series B Preferred Stock and the Series C Preferred Stock issued by Graham-Field to BIL will be entitled to a dividend at the rate of 1.5% per year, payable at the option of Graham-Field either in cash or in shares of its common stock. The shares of Series B and Series C Preferred Stock will vote on an as-converted basis, as a single class together with the common stock, on all matters submitted to a vote of the stockholders of Graham-Field. The Series B Preferred Stock will not be redeemable and will be convertible into shares of Graham-Field common stock (x) at the option of the holder, at a conversion price of $20 per share, (y) at the option of Graham-Field, at a conversion price equal to the then current trading price (but not less than $15.50 or more than $20 per share), and (z) automatically on the fifth anniversary of the date of issuance at a conversion price of $15.50 per share, in each case subject to customary antidilution adjustments. The Series C Preferred Stock will be subject to redemption as a whole at Graham-Field's option on the fifth anniversary of the date of issuance at stated value and, to the extent not so redeemed, will automatically convert on the fifth anniversary of the date of issuance at a conversion price of $20 per share, subject to customary antidilution adjustments.


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As part of the Everest & Jennings transaction, the Graham-Field Board of
Directors voted to increase the size of the Board of Directors from eight (8) directors to ten (10) directors. Rodney F. Price, the Chairman of the Board of Everest & Jennings, was elected as a Class III director with a term expiring in 1999, and became a member of Graham-Field's Executive Committee. Bevil J. Hogg, the President and Chief Executive Officer of Everest & Jennings was elected as a Class II director with a term expiring in 1998.

The strategic combination of Graham-Field and Everest & Jennings will position the company as a significant force in the healthcare industry, and provide Graham-Field with a world-class manufacturing operation for the wheelchair product line. The merger will unite Everest & Jennings' manufacturing operations with Temco's manufacturing operations, and Graham-Field's distribution network and advanced technology systems, to provide penetration in both the homecare and rehabilitation markets with a greater level of service and efficiency, and a broader portfolio of products. The revenues of the combined entity will be approximately $200 million, of which approximately 50% will represent self-manufactured products, positioning Graham-Field as one of the leading manufacturers of durable medical equipment in the United States, Canada and Mexico. The Everest & Jennings name, a symbol of quality for more than 50 years, will permit Graham-Field to introduce its Temco home healthcare product line into the rehabilitation marketplace, a virtually untapped marketplace for Graham-Field.

According to Irwin Selinger, Chairman of the Board and Chief Executive Officer of Graham-Field and Rodney F. Price, the Chairman of the Board of Everest & Jennings, "the strategic


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combination of Graham-Field and Everest & Jennings will enable Graham-Field to strengthen its manufacturing operations on a company-wide basis and enhance Graham-Field's Consolidation Advantage Program. The coordination of the manufacturing and distribution of the wheelchair and homecare bed product lines, which represent the leading product lines in the home healthcare market, will solidify and strengthen Graham-Field's franchise for years to come. The Everest & Jennings product line will enable Graham-Field to increase significantly its market presence in the home healthcare market."

Graham-Field manufactures, markets and distributes more than 23,000 healthcare products for hospital, physician and home use to approximately 16,000 home healthcare, physician, hospital supply and pharmaceutical distributors, retailers and wholesalers.


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